                                                               FILED PURSUANT TO
                                                         RULE 424(b) (3) AND (c)
                                                              FILE NO. 333-38528

                             CV THERAPEUTICS, INC.
                         $196,250,000 PRINCIPAL AMOUNT
            4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE MARCH 7, 2007
                                      AND
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------

    This Prospectus Supplement relates to resales by selling security holders of our 4 3/4% Convertible Subordinated Notes due March 7, 2007 and shares of our common stock into which the notes are convertible.

    This Prospectus Supplement should be read in conjunction with the Prospectus dated June 29, 2000, (the "Prospectus") which is to be delivered with this Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                             ---------------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

            The date of this Prospectus Supplement is July 14, 2000.

    The information in the table appearing in the Prospectus under the heading "Selling Security Holders" is superseded by the information appearing in the following table:

                                                     PRINCIPAL        COMMON
                                                     AMOUNT OF        STOCK                     NOTES         COMMON
                                                       NOTES         ISSUABLE                   OWNED         STOCK
                                                    BENEFICIALLY       UPON        COMMON       AFTER      OWNED AFTER
                                                     OWNED AND      CONVERSION     STOCK     COMPLETION     COMPLETION
NAME                                                 OFFERED(1)    OF THE NOTES   OFFERED    OF OFFERING   OF OFFERING
----                                                ------------   ------------   --------   -----------   ------------
AAM/Zazove Institutional Income Fund, L.P.........   $  650,000       10,181       10,181         0             0
Aftra Health Fund.................................      750,000       11,748       11,748         0             0
AL-Bank AL-Saudi AL-Alami Saudi
  International Bank..............................      750,000       11,748       11,748         0             0
AIG SoundShore Holdings Ltd.......................    2,520,000       39,473       39,473         0             0
AIG SoundShore Opportunity Holding Fund Ltd.......    3,410,000       53,414       53,414         0             0
AIG SoundShore Strategic Holding Fund Ltd.........      977,000       15,303       15,303         0             0
Argent Classic Convertible Arbitrage Fund L.P.....    2,500,000       39,160       39,160         0             0
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P...................................    3,000,000       46,992       46,992         0             0
Arthur D. Little Employee Investment Fund.........      700,000       10,964       10,964         0             0
Aventis Pension Master Trust......................      149,000        2,333        2,333         0             0
Bancroft Convertible Fund, Inc....................      250,000        3,916        3,916         0             0
The Bank of New York, as Trustee..................    1,100,000       17,230       17,230         0             0
The Bank of New York, Trustee for Mark T. Ewing...       50,000          783          783         0             0
Bankers Trust Co. Trustee for DaimlerChrysler
  Corp. Emp.#1 Pension Plan dtd 4/1/89............    4,470,000       70,018       70,018         0             0
Bear Stearns & Co., Inc...........................    1,000,000       15,664       15,664         0             0
Boilermaker-Blacksmith Pension Trust..............      870,000       13,627       13,627         0             0
Boulder II Limited................................    1,500,000       23,496       23,496         0             0
Brown & Williamson Tobacco Master
  Retirement Trust................................      250,000        3,916        3,916         0             0
CALAMOS Convertible Fund--CALAMOS Investment
  Trust...........................................    1,100,000       17,230       17,230         0             0
CALAMOS Convertible Portfolio--CALAMOS Advisors
  Trust...........................................       25,000          391          391         0             0
CALAMOS Global Growth and Income Fund--CALAMOS
  Investment Trust................................      160,000        2,506        2,506         0             0
CALAMOS Growth and Income Fund--CALAMOS Investment
  Trust...........................................      620,000        9,711        9,711         0             0
Champion International Corporation Master
  Retirement Trust................................      400,000        6,265        6,265         0             0
City of Albany Pension Plan.......................       85,000        1,331        1,331         0             0
City of Knoxville Pension System..................      200,000        3,132        3,132         0             0
The Common Fund FAO Absolute Return Fund..........      400,000        62,65        62,65         0             0
DeepRock & Co.....................................      715,000       11,199       11,199         0             0
Delta Airlines Master Trust.......................    1,600,000       25,062       25,062         0             0
Deutsche Bank Securities, Inc.....................   18,440,000      288,847      288,847         0             0
Diane D. Goodrich.................................       50,000          783          783         0             0
Donaldson, Lufkin & Jenrette Securities Corp......    3,450,000       54,041       54,041         0             0
Douglas D. Duke...................................       25,000          391          391         0             0
The Dow Chemical Company Employees' Retirement
  Plan............................................    1,700,000       26,629       26,629         0             0
Duckbill & Co.....................................    1,285,000       20,128       20,128         0             0
Ellsworth Convertible Growth and Income
  Fund, Inc.......................................      250,000        3,916        3,916         0             0
The Fondren Foundation............................       55,000          861          861         0             0
Franklin and Marshall College.....................      330,000        5,169        5,169         0             0
Greek Catholic Union II...........................       10,000          156          156         0             0
Hare and Company (nominee for the Bank of New York
  as investment advisor)..........................      235,000        3,681        3,681         0             0
Hare and Company (nominee for the Bank of New York
  as trustee).....................................    1,100,000       17,230       17,230         0             0
Helix Convertible Opportunities Fund Ltd..........    1,230,000       19,226       19,266         0             0
Helix Convertible Opportunities L.P...............    2,370,000       37,124       37,124         0             0

                                       2.

                                                     PRINCIPAL        COMMON
                                                     AMOUNT OF        STOCK                     NOTES         COMMON
                                                       NOTES         ISSUABLE                   OWNED         STOCK
                                                    BENEFICIALLY       UPON        COMMON       AFTER      OWNED AFTER
                                                     OWNED AND      CONVERSION     STOCK     COMPLETION     COMPLETION
NAME                                                 OFFERED(1)    OF THE NOTES   OFFERED    OF OFFERING   OF OFFERING
----                                                ------------   ------------   --------   -----------   ------------
JP Morgan Securities, Inc.........................    5,625,000       88,110       88,110         0             0
James H. Hamersley Rev. Trust UA 6/23/99..........       30,000          469          469         0             0
Julius Baer Securities............................      650,000       10,181       10,181         0             0
KBC Financial Products............................    3,000,000       46,992       46,992         0             0
Kettering Medical Center Funded
  Depreciation Account............................       55,000          861          861         0             0
Knoxville Utilities Board Retirement System.......      140,000        2,192        2,192         0             0
Lipper Convertibles, L.P..........................   11,000,000      172,306      172,306         0             0
Lord Abbott Bond Debenture Fund...................    2,000,000       31,328       31,328         0             0
Mainstay Convertible Fund.........................    2,000,000       31,328       31,328         0             0
Mainstay Strategic Value Fund.....................      200,000        3,132        3,132         0             0
Merrill Lynch, Pierce, Fenner & Smith,
  Incorporated....................................    9,915,000      155,310      155,310         0             0
Michael FT Maude Discretionary Trust..............       10,000          156          156         0             0
Morgan Stanley Dean Witter Convertible
  Securities Trust................................    1,500,000       23,496       23,496         0             0
New York Life Separate Account #7.................    1,500,000       23,496       23,496         0             0
Norwalk Employees Pension Plan....................      800,000       12,531       12,531         0             0
Onex Industrial Partners Limited..................    2,500,000       39,160       39,160         0             0
Pebble Capital Inc................................    1,000,000       15,664       15,664         0             0
Pell Rudman Trust Company.........................    1,720,000       26,942       26,942         0             0
Penn Treaty Network America Insurance Company.....      440,000        6,892        6,892         0             0
Port Authority of Allegheny County Retirement and
  Disability Allowance Plan for the Employees
  Represented by Local 85 of the Amalgamated
  Transit Union...................................      835,000       13,079       13,079         0             0
President and Fellows of Harvard College..........    4,000,000       62,656       62,656         0             0
Robertson Stephens................................    2,500,000       39,160       39,160         0             0
RS Midcap Opportunities Fund......................    1,000,000       15,664       15,664         0             0
San Diego County Employees Retirement
  Association.....................................    1,253,750       19,638       19,638         0             0
Silvercreek Limited Partnership...................    1,000,000       15,664       15,664         0             0
SPT...............................................      650,000       10,181       10,181         0             0
State Street Bank Custodian for GE Pension
  Trust...........................................    2,365,000       37,045       37,045         0             0
The Sylvan C. Coleman Foundation..................       70,000        1,096        1,096         0             0
Tribeca Investments LLC...........................   38,495,000      602,991      602,991         0             0
Unifi, Inc. Profit Sharing Plan and Trust.........       90,000        1,409        1,409         0             0
United Capital Management, Inc....................      250,000        3,916        3,916         0             0
United Food and Commercial Workers Local 1262 and
  Employers Pension Fund..........................      225,000        3,524        3,524         0             0
Van Waters & Rogers, Inc. Retirement Plan (f.k.a.
  Univar Corporation).............................      260,000        4,072        4,072         0             0
White River Securities, LLC.......................    1,000,000       15,664       15,664         0             0
Zurich HFR Master Hedge Fund Index Ltd............      200,000        3,132        3,132         0             0

------------------------------

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes.

                                       3.